EXHIBIT 10.41


January 10, 2001


Via Facsimile

Mr. G. Jeff Mennen
TMF Investments
25 Hanover Road
Building B
Florham Park, NJ  07932

Dear Jeff:

     This letter reflects your further agreement to assist Global Technovations, Inc. (the "Company") in meeting its working capital needs. We have advised you that we believe we may need up to an additional $2,000,000 at the parent company level for working capital during the fiscal year ending September 30, 2001. This sum is in addition to the $2,000,000 worth of Series C Convertible Preferred Stock recently purchased by the 1970 Mennen trust. You agree that you will provide up to $2,000,000 in additional working capital on the following terms and conditions:


     If at any time the Company's cash and cash equivalents (excluding the cash and cash equivalents of Onkyo America, Inc.) is less than $400,000, upon written notice from the Company you shall promptly provide the Company with $2,000,000 in additional working capital. In consideration of your issuance of this standby commitment, the Company will issue the 1970 Mennen Trust a fee of 400,000 10-year warrants, exercisable at 110% of the closing price on the day prior to your execution of this agreement. Additionally, upon payment of the $2,000,000 or any lesser amount as provided below), the Company shall issue to you 10% Series D Convertible Preferred Stock with a stated value equal to the amount paid to the Company, convertible at a 30% discount from the last closing price prior to the date of funding and redeemable at 115% within six months of funding and 120% thereafter. The Company will register the common stock issuable upon conversion at the same time as it registers the other common stock it has previously agreed to register on behalf of your family trusts. We also agree that if the Company (and not Onkyo America, Inc.) raises any additional equity capital prior to September 30, 2001 your standby commitment will be reduced on a dollar for dollar basis. For example, if the Company raises $500,000, your standby commitment will be reduced to $1,500,000.

     In addition, this Agreement also serves to acknowledge that Onkyo America, Inc. will continue paying the Mennen trust the monthly interest on the $7,000,000 of subordinated debt held by the trust. In the event Onkyo America, Inc. is precluded from making any monthly payments, the Company shall make such payments on behalf of Onkyo America, Inc.

     On behalf of all of the other members of the board of directors of the Company and each of its employees, we are expressing our gratitude for your continued support. As you know, we believe that the long-term benefits will justify the substantial risk undertaken by you and your family's trusts.

     If the foregoing is acceptable to you, please execute it in the place indicated below and fax it back.

Sincerely yours,



William C. Willis, Jr.
President and Chief Executive Officer


I hereby agree to the foregoing.


By:___________________________
         G. Jeff Mennen